EXHIBIT 99.1

ATHEROGENICS, INC.

FOR IMMEDIATE RELEASE

ATHEROGENICS PROVIDES UPDATE ON BANKRUPTCY PROCEEDINGS

 NO PROCEEDS FROM LIQUIDATION EXPECTED TO BE AVAILABLE FOR SHAREHOLDERS

ATLANTA, GA - (MARKET WIRE) – January 22, 2009 - AtheroGenics, Inc. (PINKSHEETS: AGIXQ), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today provided an update on its bankruptcy proceedings, during which it expects to sell the company and/or its key assets. The date to receive initial offers from potential purchasers of the Company’s key assets has now passed and the Company and its financial advisor, Merriman Curhan Ford & Co., have concluded that the amount of the expected sale proceeds when combined with its cash on hand will be substantially less than the Company's outstanding liabilities. Therefore, the Company believes there will be no proceeds available for distribution to its shareholders. The Company cannot predict when the bankruptcy proceedings will be finalized.

Disclosure Regarding Forward-Looking Statements

Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release. In this press release, the Company predicts that the sale of the Company and/or its key assets will not exceed the liabilities owed to the Company’s creditors, which would result in no proceeds ultimately being available for distribution to shareholders. This and other such statements are subject to certain factors, risks and uncertainties that may cause actual outcomes to differ materially from those referred to in such statements. The Company cannot predict with certainty the ultimate amount that will be realized from the liquidation of its assets.   We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACT:

AtheroGenics, Inc.
Mark P. Colonnese
Executive Vice President
678-336-2511
investor@atherogenics.com